Exhibit 99.1

Golden Star Resources Announces the Closing of a US$50 Million

Secured Medium Term Loan Facility

Toronto, ON – July 30, 2013 – Golden Star Resources Ltd. (NYSE MKT: GSS; TSX: GSC; GSE: GSR) (“Golden Star” or the “Company”) announced today that it has closed a US$50 million secured Medium Term Loan Facility (“Loan”) with Ecobank Ghana Limited (“Ecobank”), a pan-African full service bank, who acted as sole lender and arranger to the Company.

The use of proceeds is to finance Wassa, inclusive of pre-feasibility studies, drilling operations, settlement, partial relocation and other capital expenditures. Also today, the Company has drawn down US$10 million for cash management purposes.

The Loan has a term of 60 months from the date of initial drawing and is secured, among other things, against Wassa’s existing plant, machinery and equipment. The interest rate will be three month LIBOR + 9%, per annum, payable monthly in arrears. Payment of interest and principal commences six months following the first drawdown.

The new Loan facility provides the Company with significant benefits, including: (i) a well-regarded and local partner in Africa which supports the growth of the Company’s Ghanaian projects; (ii) flexibility to prepay the loan, without financial penalty; and (iii) no hedging requirement.

Jeff Swinoga, Executive Vice President and Chief Financial Officer of Golden Star, commented: “We are very pleased to have closed this facility with Ecobank. This $50 million financing facility, together with the recent $7.4 million in proceeds from the sale of the shares of another mining company held by Golden Star (see press release dated July 30, 2013), improves our financial position and increases the Company’s liquidity.”

Sam Coetzer, President and Chief Executive Officer of Golden Star, commented: “We are proud to work with Ecobank, a bank with a local presence in Ghana, and to have swiftly completed this financing which has significant advantages for our operations. It provides us with the necessary funding to advance our Wassa Mine, and Wassa continues to yield exciting results. We remain focused on advancing and strengthening this operation with a potential future expansion of the CIL plant, as well as increasing the capacity of the current tailings storage facility.

The financing facility further enables us to use our existing cash balance of approximately $50 million to advance the Bogoso projects, including the Bogoso North and Chujah pushbacks. We also will continue with preparations to further Prestea Underground. We look forward to working with Ecobank and to building our assets at Bogoso and Wassa.”

This financing was completed in what are currently difficult market conditions for gold producers and the Company acknowledges and appreciates the efforts of the Ghana-based team, and Ecobank, for completing this expeditiously.

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About Ecobank Group:

Incorporated in Lomé, Togo, Ecobank Transnational Incorporated is the parent company of the leading independent pan-African banking group. It currently has a presence in 34 African countries, namely: Angola, Benin, Burkina Faso, Burundi, Cameroon, Cape Verde, Central African Republic, Chad, Congo (Brazzaville), Congo (Democratic Republic), Côte d’Ivoire, Equatorial Guinea, Gabon, Gambia, Ghana, Guinea, Guinea-Bissau, Kenya, Liberia, Malawi, Mali, Niger, Nigeria, Rwanda, Sao Tome and Principe, Senegal, Sierra Leone, South Africa, South Sudan, Tanzania, Togo, Uganda, Zambia, Zimbabwe.

The Group is also represented in France through its affiliate EBI S.A. in Paris. ETI also has representative office in Beijing, China, Dubai, United Arab Emirates and London, UK. ETI is listed on the stock exchanges in Lagos, Accra and the West African Economic and Monetary Union (UEMOA) – the BRVM in Abidjan. The Group has more than 600,000 local and international institutional and individual shareholders. The Group has over 18,500 employees in 38 countries and 1,200 branches and offices.

Ecobank is a full-service bank providing wholesale, retail, investment and transaction banking services and products to governments, financial institutions, multinationals, international organizations, medium, small and micro businesses and individuals. Additional information may be found at http://www.ecobank.com.

Company profile:

Golden Star holds a 90% equity interest in Golden Star (Bogoso/Prestea) Limited and Golden Star (Wassa) Limited, which respectively own the Bogoso/Prestea and Wassa/HBB open-pit gold mines in Ghana. In addition, Golden Star has a 90% interest in the Prestea Underground mine in Ghana. Golden Star also holds gold exploration interests elsewhere in Ghana, in other parts of West Africa and in Brazil in South America.

Statements regarding forward-looking information:

Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable Canadian securities laws. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding: the Company having funding to advance its Wassa Mine; the Company’s focus to advance and strengthen its Wassa operations; and a potential future expansion of the CIL plant, as well as increasing the capacity of the tailings facility at Wassa; uses for the Company’s existing cash balance; and preparations to further Prestea Underground. Factors that could cause actual results to differ materially include timing of and unexpected events at the Bogoso/Prestea oxide and sulfide processing plants or at the Wassa processing plant; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals and permits; the availability and cost of electrical power; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues; changes in U.S. and Canadian securities markets; and fluctuations in gold price and input costs and general economic conditions. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2012. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

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For further information, please contact:

GOLDEN STAR RESOURCES LTD.

Jeff Swinoga, Executive Vice President and Chief Financial Officer

416-583-3803

INVESTOR RELATIONS

Belinda Labatte, The Capital Lab, Inc.

647-427-0208

Greg DiTomaso, The Capital Lab, Inc.

647-427-0208

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